Exhibit 3.40

CERTIFICATE OF FORMATION

OF

USCS SEA VENTURE LLC

*  *  *  *  *  *  *

FIRST:	The name of the limited liability company is USCS Sea Venture LLC.

SECOND:	The address of its registered office in the State of Delaware is 2711 Centerville Road, Suite 400, Wilmington, DE. The name of its registered agent at such address is Corporation Service Company.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation of USCS Sea Venture LLC this 22nd day of November, 2005.

/s/ Paul Gridley
Paul Gridley, Authorized Person